Filed Pursuant to Rule 433
Registration No. 333-233403-04

Entergy Louisiana, LLC

Collateral Trust Mortgage Bonds,
$500,000,000 2.35% Series due June 15, 2032
$500,000,000 3.10% Series due June 15, 2041

Final Terms and Conditions
March 4, 2021

Issuer:	Entergy Louisiana, LLC

Security Type:	Collateral Trust Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	March 4, 2021

Settlement Date (T+4)(2):	March 10, 2021

Principal Amount:
2032 Bonds:	$500,000,000
2041 Bonds:	$500,000,000

Interest Rate:
2032 Bonds:	2.35%
2041 Bonds:	3.10%

Interest Payment Dates:	June 15 and December 15 of each year

First Interest Payment Date:	December 15, 2021

Final Maturity Date:
2032 Bonds:	June 15, 2032
2041 Bonds:	June 15, 2041

Optional Redemption Terms:
2032 Bonds:	Make-whole call at any time prior to March 15, 2032 at a discount rate of Treasury plus 15 bps and, thereafter, at par

2041 Bonds:	Make-whole call at any time prior to December 15, 2040 at a discount rate of Treasury plus 15 bps and, thereafter, at par

Benchmark Treasury:
2032 Bonds:	1.125% due February 15, 2031
2041 Bonds:	1.875% due February 15, 2041

Spread to Benchmark Treasury:
2032 Bonds:	+85 bps
2041 Bonds:	+95 bps

Benchmark Treasury Price:
2032 Bonds:	96−02+
2041 Bonds:	94−29

Benchmark Treasury Yield:
2032 Bonds:	1.552%
2041 Bonds:	2.192%

Re-offer Yield:
2032 Bonds:	2.402%
2041 Bonds:	3.142%

Price to Public:
2032 Bonds:	99.484% of the principal amount of the 2032 Bonds
2041 Bonds:	99.364% of the principal amount of the 2041 Bonds

Net Proceeds Before Expenses:
2032 Bonds:	$494,170,000
2041 Bonds:	$493,070,000

CUSIP / ISIN:
2032 Bonds:	29364W BH0 / US29364WBH07
2041 Bonds:	29364W BJ6 / US29364WBJ62

Joint Book-Running Managers:
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.

Co-Manager:	Mischler Financial Group, Inc.

_______________________
(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2) It is expected that delivery of the bonds will be made on or about March 10, 2021, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the bonds initially will settle in T+4, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than two business days prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by contacting (i) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (ii) BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, (iii) KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, (iv) Mizuho Securities USA LLC toll-free at 1-866-271-740, (v) MUFG Securities Americas Inc. toll-free at 1-877-649-6848, (vi) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or (vii) SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.

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